PROSPECTUS ADDENDUM Dated December 29, 2021 (to the Prospectus dated December 29, 2021 and Prospectus Supplement dated December 29, 2021)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-261476

Senior Debt Securities, Series A

When The Bank of Nova Scotia (the “Bank”) initially offered certain securities with a pricing date on or after the date of this prospectus addendum, the Bank prepared a preliminary pricing supplement, dated prior to the date of this prospectus addendum, that supplements and forms a part of the offering documents relating to the securities (each, a “preliminary offering document”). This prospectus addendum supplements the preliminary offering documents relating to the securities.
The Bank has filed a prospectus, a prospectus supplement and a product supplement, each dated December 29, 2021 (each, a “new offering document”). As a result, each reference in the preliminary pricing supplement to another preliminary offering document is deemed to refer to the corresponding new offering document. You should read the new offering documents together with the preliminary pricing supplement.
The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act, or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.

The Bank of Nova Scotia
Prospectus Addendum dated December 29, 2021